UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

MyMD Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, no par value per share

(Title of Class of Securities)

62856X102

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 62856X102	Page 2 of 10

1	NAMES OF REPORTING PERSONS Mainfield Enterprises Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON CO

SCHEDULE 13G

CUSIP No. 62856X102	Page 3 of 10

1	NAMES OF REPORTING PERSONS Trumano International Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON CO

SCHEDULE 13G

CUSIP No. 62856X102	Page 4 of 10

1	NAMES OF REPORTING PERSONS Enright Holding Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON CO

SCHEDULE 13G

CUSIP No. 62856X102	Page 5 of 10

1	NAMES OF REPORTING PERSONS Mercury Advisory Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON CO

SCHEDULE 13G

CUSIP No. 62856X102	Page 6 of 10

1	NAMES OF REPORTING PERSONS Eli Gabso
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 62856X102	Page 7 of 10

Item 1.	(a) Name of Issuer:

MyMD Pharmaceuticals, Inc. (the “Issuer”)

(b) Address of Issuer’s Principal Executive Offices:

855 N. Wolfe Street, Suite 623
Baltimore, Maryland 21205

Items 2	(a) Name of Person Filing:

(b) Address of Principal Business Office or, if None, Residence:

(c) Citizenship:

This Amendment No. 1 to Schedule 13G is being filed on behalf of (i) Mainfield Enterprises Inc. (“Mainfield”), a corporation organized under the laws of the British Virgin Islands, (ii) Trumano International Inc., a corporation organized under the laws of the British Virgin Islands (“Trumano”), (iii) Enright Holding Corp., a corporation organized under the laws of the British Virgin Islands (“Enright”), (iv) Mercury Advisory Limited (UK) (“Mercury”), a corporation organized under the laws of the United Kingdom, and (v) Eli Gabso, a citizen of the United Kingdom (collectively, with Mainfield, Trumano, Enright and Mercury, the “Reporting Persons”).

The principal business address of Mainfield, Trumano and Enright is c/o Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited, Tortola Pier Park, Building 1, Second Floor, Wickhams Cay I, Tortola VG1110, Tortola, British Virgin Islands.

The principal business address of Mercury and Mr. Gabso is c/o Sage Capital Global Limited, 9th Floor, Berkeley Square House, Berkeley Square, W1J6BR, London, UK.

(d) Title of Class of Securities:

Common stock, no par value per share (the “Common Stock”)

(e) CUSIP Number:

62856X102

Item 3.	Not applicable.

Item 4.	Ownership:

(a)	Amount beneficially owned:

Mainfield Enterprises Inc.	0 shares
Trumano International Inc.	0 shares
Enright Holding Corp.	0 shares
Mercury Advisory Limited	0 shares
Eli Gabso	0 shares

(b)	Percent of class:

Mainfield Enterprises Inc.	0.0%
Trumano International Inc.	0.0%
Enright Holding Corp.	0.0%
Mercury Advisory Limited	0.0%
Eli Gabso	0.0%

SCHEDULE 13G

CUSIP No. 62856X102	Page 8 of 10

(c)	Number of shares to which such Reporting Persons have:

(i)	Sole power to vote or to direct the vote:

Mainfield Enterprises Inc.	0 shares
Trumano International Inc.	0 shares
Enright Holding Corp.	0 shares
Mercury Advisory Limited	0 shares
Eli Gabso	0 shares

(ii)	Shared power to vote or to direct the vote:

Mainfield Enterprises Inc.	0 shares
Trumano International Inc.	0 shares
Enright Holding Corp.	0 shares
Mercury Advisory Limited	0 shares
Eli Gabso	0 shares

(iii)	Sole power to dispose or to direct the disposition of:

Mainfield Enterprises Inc.	0 shares
Trumano International Inc.	0 shares
Enright Holding Corp.	0 shares
Mercury Advisory Limited	0 shares
Eli Gabso	0 shares

(iv)	Shared power to dispose or to direct the disposition of:

Mainfield Enterprises Inc.	0 shares
Trumano International Inc.	0 shares
Enright Holding Corp.	0 shares
Mercury Advisory Limited	0 shares
Eli Gabso	0 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

SCHEDULE 13G

CUSIP No. 62856X102	Page 9 of 10

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Materials filed as Exhibits

Exhibit 99.1	Joint Filer Agreement

SCHEDULE 13G

CUSIP No. 62856X102	Page 10 of 10

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	January 11, 2022

Mainfield Enterprises Inc.

/s/ Gilad Gat
Name: Gilad Gat
Title: Director

Trumano International Inc.

/s/ Gilad Gat
Name: Gilad Gat
Title: Director

Enright Holding Corp.

/s/ Gilad Gat
Name: Gilad Gat
Title: Director

MERCURY ADVISORY LIMITED

/s/ Eli Gabso
Name: Eli Gabso
Title: Director

/s/ Eli Gabso
Name: Eli Gabso